E

Exhibit 8.2

Baker Tilly Virchow Krause, LLP
777 E Wisconsin Ave, 32nd Floor
Milwaukee, WI 53202-5313
tel 414 777 5500
fax 414 777 5555
bakertilly.com

July 25, 2013

Boards of Directors
Lamplighter Financial, MHC
Waterstone Financial, Inc. (Federal)
Waterstone Financial, Inc. (Maryland)
WaterStone Bank SSB

WISCONSIN CORPORATION FRANCHISE TAX OPINION

Ladies and Gentlemen:

You have requested Baker Tilly Virchow Krause, LLP’s (Baker Tilly’s) opinion regarding the material Wisconsin corporation franchise tax consequences that will result from the conversion of Lamplighter Financial, MHC, a federal mutual holding company (the “Mutual Holding Company”) into the capital stock form of organization (the “Conversion”) pursuant to the Plan of Conversion and Reorganization of Lamplighter Financial, MHC dated June 6, 2013 (the “Plan”) and the integrated transactions described below.

In rendering our opinion, we have relied on the facts, assumptions, and federal income tax conclusions set forth in the Federal Tax Opinion issued by Luse Gorman Pomerenk & Schick P.C. (the “Law Firm”) on July 15, 2013. If any of the facts, assumptions, or federal income tax conclusions in the Law Firm’s Federal Tax Opinion are inaccurate or incorrect, the opinion we express herein may require modification. Any terms used herein but not defined herein will have the same meaning as set forth in the Plan or in the Federal Tax Opinion dated July 15, 2013 and described above.

We have not considered any nonincome tax or state, local, or foreign income tax consequences other than for the Wisconsin Corporation Franchise Tax. Therefore, but for purposes of the Wisconsin Corporate Franchise Tax, we do not express any opinion regarding the treatment that would be given the transaction by the applicable authorities affecting, or otherwise having a bearing on, any other state, local, or foreign tax issues. Further, we have not considered the availability or utilization of any existing Wisconsin tax attributes such as net business loss carryforwards and state tax credits after the Conversion is completed.

Boards of Directors
Lamplighter Financial, MHC
Waterstone Financial, Inc.
Waterstone Financial, Inc. (Maryland)
WaterStone Bank SSB

July 25, 2013

In arriving at our opinion, we have examined originals or copies, certified or otherwise, of the Plan and other documents that we deemed necessary or appropriate to enable us to render the opinion. We have assumed the conformity to the originals of all documents submitted to us as copies. We have also relied upon the assumptions that (i) all signatures are genuine and all documents submitted to us, both originals and copies, are authentic, (ii) each document examined by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect, and has not been or will not be amended or modified in any respect, (iii) all parties to the documents at all times had and will have full corporate power, authority, and capacity to enter into, execute, and perform all obligations under those documents, and to observe and perform the terms and conditions thereof, and (iv) the factual matters, statements, and recitations contained in the documents are accurate, true, and complete. The management of Lamplighter Financial, MHC has represented to us that we have been provided all of the facts necessary to render our Wisconsin state tax opinion.

For purposes of this opinion, we are relying on the representations as to factual matters provided to us by the Mutual Holding Company, WaterStone Bank SSB (the “Bank”), Waterstone Financial, Inc., a federal corporation (the “Mid-Tier Holding Company”) and the Waterstone Financial, Inc., a Maryland corporation, (the “Holding Company”), as set forth in the certificates for each of those aforementioned entities and signed by their authorized officers.

Our opinion is based upon the current provisions of Chapter 71 of the Wisconsin Statutes (“Wis. Stats.”), Chapters 2 and 3 of the Wisconsin Administrative Code - Wisconsin Department of Revenue (“Wis. Admin. Code”), Wisconsin Department of Revenue published tax releases, existing Wisconsin court decisions, and the applicable references to federal tax law, any of which could be changed. 1 Any changes made in the future may be retroactive and could significantly modify the statements and opinions expressed below. In addition, any changes to the stated facts and assumptions upon which this opinion is based could affect our conclusions. This opinion is as of the date indicated. We disclaim any obligation to advise you of any change in the matters considered herein after the date of the opinion letter.

Any written tax advice provided as part of this engagement is not intended and should not be construed or interpreted to be a Covered Opinion as defined in section 10.35 of Circular 230 (“Covered Opinion”).

1 Unless specifically noted, all “section” references are to the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder.

Boards of Directors
Lamplighter Financial, MHC
Waterstone Financial, Inc.
Waterstone Financial, Inc. (Maryland)
WaterStone Bank SSB

July 25, 2013

Pursuant to the rules of professional conduct set forth in Circular 230, as promulgated by the United States Department of the Treasury, nothing contained in this communication was intended or written to be used by any taxpayer for the purpose of avoiding penalties that may be imposed on the taxpayer by the Internal Revenue Service, and it cannot be used by any taxpayer for such purpose. No one, without our express prior written permission, may use or refer to any tax advice in this communication in promoting, marketing, or recommending a partnership or other entity, investment plan or arrangement to any other party.

PROPOSED TRANSACTION

Based upon our review of the documents provided to Baker Tilly, and in reliance upon such documents, we understand that the relevant facts are as follows. The Bank organized into the mutual holding company structure in 2005, concurrently with the Mid-Tier Holding Company completing its initial public offering. The Mutual Holding Company, which is the parent of the Mid-Tier Holding Company, is a federally chartered mutual holding company. The Mid-Tier Holding Company is a federally chartered, publicly-traded mid-tier stock holding company and the parent holding company of the Bank. At March 31, 2013, the Mid-Tier Holding Company had consolidated assets of $1.6 billion, deposits of $914.9 million and stockholders’ equity of $207.1 million. At March 31, 2013, the Mid-Tier Holding Company had 31,348,556 shares of common stock outstanding, of which 8,298,373 shares, or 26.5%, were owned by the public (including 19,334 shares owned by Waukesha County Community Foundation, Inc.), and the remaining 23,050,183 shares were held by the Mutual Holding Company.

The Boards of Directors of the Mutual Holding Company and the Mid-Tier Holding Company have adopted the Plan providing for the Conversion of the Mutual Holding Company from a federally chartered mutual holding company to the capital stock form of organization. As part of the Conversion, the Holding Company will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company and will offer shares of Holding Company Common Stock to the Bank’s depositors, current stockholders of the Mid-Tier Holding Company and members of the general public in the Offering.

Boards of Directors
Lamplighter Financial, MHC
Waterstone Financial, Inc.
Waterstone Financial, Inc. (Maryland)
WaterStone Bank SSB

July 25, 2013

Pursuant to the Plan, the Conversion will be effected as follows, in such order as is necessary to consummate the Conversion:

(1)	The Mid-Tier Holding Company will organize the Holding Company as a Maryland corporation subsidiary.

(2)	The Mutual Holding Company will merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the surviving entity (the “MHC Merger”) whereby the shares of Mid-Tier Holding Company held by the Mutual Holding Company will be cancelled and the members of the Mutual Holding Company will constructively receive liquidation interests in Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company.

(3)	Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with and into the Holding Company (the “Mid-Tier Merger”), with the Holding Company as the resulting entity. As part of the Mid-Tier Merger, the liquidation interests in Mid-Tier Holding Company constructively received by the members of Mutual Holding Company will automatically, without further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account and the Minority Shares will automatically, without further action on the part of the holders thereof, be converted into and become the right to receive Holding Company Common Stock based on the Exchange Ratio.

(4)	Immediately after the Mid-Tier Merger, the Holding Company will offer for sale Holding Company Common Stock in the Offering.

(5)	The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for common stock of the Bank and the Bank Liquidation Account.

Boards of Directors
Lamplighter Financial, MHC
Waterstone Financial, Inc.
Waterstone Financial, Inc. (Maryland)
WaterStone Bank SSB

July 25, 2013

Following the Conversion, a Liquidation Account will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to Section 19 of the Plan, the Liquidation Account will be equal to the product of (a) the percentage of the outstanding shares of the common stock of the Mid-Tier Holding Company owned by the Mutual Holding Company multiplied by (b) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus utilized in the Conversion plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company prior to the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company common stock). The terms of the Liquidation Account and Bank Liquidation Account are described in Section 19 of the Plan.

As part of the Conversion, all of the then-outstanding shares of Mid-Tier Holding Company common stock owned by the Minority Stockholders will be converted into and become shares of Holding Company Common Stock pursuant to the Exchange Ratio in a manner that ensures that after the Conversion, Minority Stockholders will own in the aggregate the same percentage of Holding Company Common Stock as they held in Mid-Tier Holding Company common stock immediately prior to the Conversion, exclusive of Minority Stockholders’ purchases of additional shares of Holding Company Common Stock in the Offering and receipt of cash in lieu of fractional shares. As part of the Conversion, additional shares of Holding Company Common Stock will be offered for sale on a priority basis to depositors of the Bank, to current shareholders of the Mid-Tier Holding Company and to members of the public in the Offering.

As a result of the Conversion and Offering, the Holding Company will be a publicly-held corporation, will register the Holding Company Common Stock under section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

Boards of Directors
Lamplighter Financial, MHC
Waterstone Financial, Inc.
Waterstone Financial, Inc. (Maryland)
WaterStone Bank SSB

July 25, 2013

The stockholders of the Holding Company will be the former Minority Stockholders of the Mid-Tier Holding Company immediately prior to the Conversion, plus those persons who purchase shares of Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for the Holding Company Common Stock have been granted, in order of priority, to Eligible Account Holders, the Bank’s tax-qualified employee plans (“Employee Plans”), Supplemental Eligible Account Holders, and certain depositors of the Bank as of the Voting Record Date (“Other Depositors”). Subscription rights are nontransferable. The Holding Company will also offer shares of Holding Company Common Stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering or Syndicated Community Offering to certain members of the general public.

WISCONSIN CORPORATION FRANCHISE TAX ANALYSIS

The Federal Tax Opinion issued by Luse Gorman Pomerenk & Schick P.C. concluded that the Conversion will more likely than not be treated as a “tax free” reorganization under section 368 and other sections of the Internal Revenue Code that apply to the transaction. This section analyzes the Wisconsin franchise tax consequences of the transaction in the context of the Federal Tax Opinion.

Wisconsin imposes an income tax under Sec. 71.23(1) Wis. Stats. on the Wisconsin net income of foreign corporations that own property within the state; derive income from sources or activities within the state; or whose business in the state consists exclusively of interstate or foreign commerce (or both). The income tax only applies if such foreign corporations are not subject to the franchise tax imposed by Sec. 71.23(2) Wis. Stats.

A franchise tax is imposed on domestic and foreign corporations under Sec. 71.23(2) Wis. Stats. on the net income of corporations that are not subject to Wisconsin’s income tax. The tax is levied on corporations for the privilege of exercising their franchise or doing business in the state. All corporations organized under the laws of Wisconsin are subject to the franchise tax. Section 71.23(2) Wis. Stats. also provides that the franchise tax imposed on national banking associations is in lieu of all taxes imposed by Wisconsin on national banking associations to the extent federal law prohibits a tax on the income of such associations. All foreign corporations having nexus with Wisconsin report their net income or loss under the franchise tax.

Boards of Directors
Lamplighter Financial, MHC
Waterstone Financial, Inc.
Waterstone Financial, Inc. (Maryland)
WaterStone Bank SSB

July 25, 2013

The parties involved in the de-mutualization transaction—MHC, the Bank, Mid-Tier Holding Company, and Holding Company—fall within Wisconsin’s definition of a “financial organization”. While Sec. 71.25(10)(a) Wis. Stats. with respect to income allocation and apportionment does not include bank holding companies in the definition of the term, this section defines the term as banks, trust companies, savings, industrial, and land banks, safe deposit companies, private bankers, savings and loan associations, credit unions, cooperative banks, small loan companies, sales finance companies, investment companies, and brokerage houses. The definition also applies to a subsidiary of a financial organization when a significant purpose of the subsidiary is to hold investments. The Wisconsin Administrative Code expands the definition of a financial institution to include a bank or savings bank holding company. A “financial institution” is any financial organization, whether incorporated or organized under federal law or under the laws of any state or foreign country as defined in Rule Tax Sec. 2.49(2)(g) Wis. Admin. Code. More specifically, the following entities are included in this definition:

1)	A bank holding company, as defined in Wis. Stat. §221.0901(2)(c), including a federal bank holding company, an in-state bank holding company, an out-of-state bank holding company, and foreign bank holding company;

2)	A bank, as defined under 12 USCS 1841(c), including a national bank organized and existing as a national bank association pursuant to 12 USC Ch. 2 and a state bank organized and operating under Ch. 221, Stats.;

3)	A savings and loan holding company defined under 12 USCS 1467a(1)(D) or Wis. Stat. §215.01(24m);

4)	A savings bank holding company, as defined in Wis. Stat. §214.01(1)(tm);

5)	A savings association or federal savings bank, as defined in 12 USCS 1813(b), including a savings and loan association, building and loan association, or cooperative bank, and an association, as defined in Wis. Stat. §215.01(1), and a savings bank, as defined in Wis. Stat. §214.01(1)(t);

6)	A trust company operating as a fiduciary under ch. 223, Stats., or a corporation, limited liability company, association, partnership, business trust, or other legal entity authorized to act as a trustee, personal representative, executor, administrator, guardian, conservator, assignee, or agent or in any other fiduciary capacity for individuals and businesses in the administration of trust funds, estates, and custodial arrangements, in stock and bond transfer and registration, in fiduciary investment and estate planning, and other related services;

7)	An industrial bank, industrial loan company, or similar organization as described in 12 USCS 1841(c)(2)(H);

8)	A safe deposit company that maintains vaults for the deposit and safe-keeping of valuables and rents compartments or boxes to customers who have exclusive access to these compartments or boxes, subject to the oversight and under the rules and regulations of the company;

Boards of Directors
Lamplighter Financial, MHC
Waterstone Financial, Inc.
Waterstone Financial, Inc. (Maryland)
WaterStone Bank SSB

July 25, 2013

9)	A private banker including an unincorporated entity operated as a partnership that specializes in investing and managing the money of private clients;

10)	Any corporation engaged in international or foreign banking that is organized under 12 USCS 611 to 12 USCS 633;

11)	Any agency or branch of a foreign depository as defined in 12 USCS 3101;

12)	Any credit union to the extent not exempt under Wis. Stat. §71.26(1)(a) and Wis. Stat. §186.113(20);

13)	A production credit association organized under 12 USCS 2071 or a land bank created under the Federal Farm Loan Act;

14)	A consumer finance company, small loan company, or a sales finance company licensed under Ch. 218, Stats.;

15)	A mortgage banker, as defined in Wis. Stat. §224.71(3);

16)	A credit card bank, as defined in Wis. Admin. Code Tax 2.49(2)(dm); or

17)	Any subsidiary of an entity listed above, if a significant purpose for the subsidiary is to hold investments or if the subsidiary primarily functions is to hold investments.

Wisconsin’s income and franchise tax treatment of corporate reorganizations is largely federalized. Gain or loss is recognized or deferred under the same circumstances. This follows from the fact that the definition of “net income” is based on the Internal Revenue Code. Section 71.26(2)(a) Wis. Stats. provides, “The ‘net income’ of a corporation means the gross income as computed under the Internal Revenue Code” with modifications. Section 71.26(3) Wis. Stats. states, “The income of a corporation shall be computed under the Internal Revenue Code . . . as modified in the following ways:” and subsequently lists those sections of the Internal Revenue Code which Wisconsin does not adopt in part or in whole.

Act 20, Laws of 2013 updated Wisconsin’s federal Internal Revenue Code reference used to define net income to the Internal Revenue Code in effect at Dec. 31, 2010. Certain provisions enacted by the federal government after this date are incorporated into Wisconsin’s Internal Revenue Code reference. The Act 20 update applies for tax years beginning on or after Jan. 1, 2013.

Boards of Directors
Lamplighter Financial, MHC
Waterstone Financial, Inc.
Waterstone Financial, Inc. (Maryland)
WaterStone Bank SSB

July 25, 2013

The key Internal Revenue Code provisions cited in the Federal Tax Opinion issued by the Law Firm are:

➢	Section 354
➢	Section 358
➢	Section 357
➢	Section 361
➢	Section 362
➢	Section 368
➢	Section 1032
➢	Section 1223

Wisconsin conformity to these Internal Revenue Code sections is provided under Sec. 71.26(3) Wis. Stats. The Wisconsin Department of Revenue consistently affirmed this conformity in a series of private letter rulings. The rulings cover a range of “tax free” reorganizations under section 368(a)(1) including types “A”, “D”, “E”, and “F”. Two such rulings are discussed below.

Wisconsin PLR No. W9524005, issued March 24, 1995, analyzed the Wisconsin income and franchise tax consequences of a Wisconsin bank’s creation of a new Illinois subsidiary to house its credit card operations followed by the distribution of the subsidiary stock to its parent corporation, a first tier Wisconsin bank holding company. The banking and credit operations prior to the reorganization were conducted by a national banking association headquartered in Wisconsin. The association was 100% owned by the first-tier bank holding company. The business purpose of the transactions, as stated in the ruling request, was to “enable the credit card business to compete more effectively with other national credit card businesses.” The Department of Revenue ruled that to the extent the series of transactions met the federal income tax requirements for a “D” reorganization along with the related basis and holding period conditions, Wisconsin would provide the same treatment. The Department provided the following analysis:

The Wisconsin net income of a corporation is determined under the Internal Revenue Code, as defined in sec. 71.22(4) Wis. Stats with certain modifications. Internal Revenue Code sec.s 312, 355, 358, 361, 362, 368, 1032 or 1223 are not excluded from the Internal Revenue Code in effect for Wisconsin purposes nor are these Code sections modified in sec. 71.26(3) Wis. Stats. (1993-94). Therefore, these Internal Revenue Code sections will apply to the three separate Wisconsin taxpayers involved in these transactions.

Boards of Directors
Lamplighter Financial, MHC
Waterstone Financial, Inc.
Waterstone Financial, Inc. (Maryland)
WaterStone Bank SSB

July 25, 2013

Wisconsin PLR No. W8930005, issued May 8, 1989, opined on the Wisconsin income and franchise tax impact of a reorganization implemented by a publicly held corporation and several wholly owned subsidiaries. The proposed transaction involved merging two subsidiaries organized under Wisconsin law with a subsidiary domiciled in Kentucky. The merger was to be executed in two steps, under the laws of Kentucky and Wisconsin with a Wisconsin entity remaining as the survivor. Both mergers qualified as “A” mergers under section 368(a)(1)(A).

The Department of Revenue held that if the proposed mergers qualified as “tax free” under section 368(a)(1)(A) and the three subsidiaries were each a “party to a reorganization” as defined by section 368(b), Wisconsin would also consider the mergers to be “tax free” reorganizations. Similarly, the Department stated that Wisconsin would follow the federal application of: section 358(a) – basis of stock received by the parent; section 361(a) – no gain or loss recognition to parent or subsidiaries; section 362(b) – carryover basis to the survivor of the merged subsidiaries; and section 1223(1) – continuation of parent’s holding period for the subsidiaries’ stock. The ruling’s Analysis paragraph stated:

Beginning with the 1987 taxable year, the Wisconsin net income of a corporation is determined under the Internal Revenue Code, with certain modifications. The modifications to the Internal Revenue Code in sec. 71.26(3), Wis. Stats. (1987-88) do not include any modifications to Internal Revenue Code sections 358, 362, 368, or 1223.

It should be noted that since these private letter rulings were issued, Wisconsin adopted unitary combined reporting, effective for tax years beginning on January 1, 2009 and thereafter. The definition of net income for Wisconsin income and franchise purposes remains the same under combined reporting as for separate entity reporting. Rule Tax Sec. 2.61(6) Wis. Admin. Code details the computation of combined net income as:

(6) Computation of combined unitary income. This subsection interprets s. 71.255(4), Stats., relating to a combined group’s computation of business income subject to combination, which is called “combined unitary income” for purposes of this section. The steps to compute combined unitary income are as follows:

(a) General.

1.	Compute the sum of each combined group member’s net income determined under the Internal Revenue Code before Wisconsin modifications, without regard to net capital gain or loss, net gain or loss under section 1231 of the Internal Revenue Code, net gain or loss from involuntary conversions, or deductions for charitable contributions. Compute this income as if the member were not consolidated for federal purposes.

Boards of Directors
Lamplighter Financial, MHC
Waterstone Financial, Inc.
Waterstone Financial, Inc. (Maryland)
WaterStone Bank SSB

July 25, 2013

2.	Defer or recognize any intercompany income, expense, gain, or loss between combined group members as described in par. (b), except to the extent the income, expense, gain, or loss is excluded from the combined unitary income because it does not relate to the unitary business or is not subject to combination under the water’s edge rules of sub. (4).

3.	Add net capital gain includable in the combined unitary income, applying the loss limitation as described in par. (c) and using the federal basis of assets. Any differences between the federal and Wisconsin basis of assets, including basis differences that arise from the application of par. (f), are accounted for as Wisconsin modifications under subd. 6. The Wisconsin basis of a corporation’s depreciable property for the first year the corporation becomes taxable in Wisconsin equals its federal basis as of the beginning of the taxable year in which the corporation becomes taxable in Wisconsin, as required under s. 71.265, Stats. The federal basis shall be computed under the Internal Revenue Code in effect for Wisconsin purposes as required under ss. 71.22 (4) and (4m), 71.42 (2), and 71.26 (3) (y), Stats. Note: Under ss. 71.22 (4) and (4m), 71.26 (3) (y), and Wis. Stat.§71.42(2), the federal bonus depreciation provisions in section 168(k) of the Internal Revenue Code are excluded from the Internal Revenue Code in effect for Wisconsin purposes. Therefore, the federal basis computed under subd. 3. must be computed without regard to any bonus depreciation claimed for federal purposes.

As provided in the tax rule and in Sec. 71.255(4)(g) Wis. Stats., the recognition of any gain or loss from an intercompany transaction realized as part of the Lamplighter Financial Inc. reorganization by MHC, Mid-Tier Holding Company or Holding Company, will be deferred to the same extent as under federal tax law and section 1.1502-13.

Based upon our research, we conclude that it is more likely than not that the Wisconsin franchise tax treatment will follow the federal tax treatment of the conversion of MHC from a federal mutual holding company into a capital stock entity as outlined in the Federal Tax Opinion issued July 15, 2015, by Luse Gorman Pomerenk & Schick P.C.

Boards of Directors
Lamplighter Financial, MHC
Waterstone Financial, Inc.
Waterstone Financial, Inc. (Maryland)
WaterStone Bank SSB

July 25, 2013

CONSENT

We hereby consent to the filing of the Wisconsin Corporation Franchise Tax Opinion as an exhibit to the Mutual Holding Company’s Application for Conversion filed with the Federal Reserve and to the Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion and Offering-Material Income Tax Consequences” and “Legal Matters.” The use of this state tax opinion is limited to the Federal Reserve Board filing and to the Registration Statement on Form S-1.

Very truly yours,

BAKER TILLY VIRCHOW KRAUSE, LLP